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                                                                     EXHIBIT 8.5


                               September 24, 1999

Health Care Property Investors, Inc.
4676 MacArthur Court
9th Floor
Newport Beach, California 92660

         Re: AGREEMENT AND PLAN OF MERGER BETWEEN AMERICAN HEALTH PROPERTIES, INC. AND HEALTH CARE PROPERTY INVESTORS, INC., DATED AUGUST 4, 1999

Ladies and Gentlemen:

            We have acted as counsel to American Health Properties, Inc., a Delaware corporation (the "Company"), in connection with the merger (the "Merger") of the Company with and into Health Care Property Investors, Inc., a Maryland corporation ("Parent"), with Parent as the surviving corporation, pursuant to that certain Agreement and Plan of Merger between Parent and the Company dated as of August 4, 1999 (together with all exhibits and amendments thereto, the "Merger Agreement"). This opinion is being rendered to you in connection with the filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission on September 24, 1999 of which the Joint Statement/Prospectus referred to below is a part.

            In formulating our opinion, we examined, and with your consent relied upon, such documents as we deemed appropriate, including (i) the Merger Agreement, (ii) the Joint Proxy Statement/Prospectus filed by Parent and the Company with the Securities and Exchange Commission (the "Commission") on August 26, 1999 (the "Joint Proxy Statement"), and (iii) the Registration Statement on Form S-4 as filed by Parent with the Commission on September 24, 1999, in which the Joint Proxy Statement/Prospectus is included as a prospectus (with all amendments and exhibits thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Parent and the Company.

            This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement concerning the business, properties, and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company with respect to factual matters through a certificate of an officer of the Company (the "Officer's Certificate"). In addition, we have assumed, with your consent, the accuracy of the opinion of Sullivan & Cromwell, dated the date hereof, addressed to Parent,

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American Health Properties, Inc.
September 24, 1999
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with respect to the federal income tax treatment of the Psychiatric Group
Preferred Stock (as such term is defined in the Merger Agreement) previously issued by the Company (the "Sullivan & Cromwell Opinion"). In rendering this opinion, we express no opinion concerning the matters addressed in the Sullivan & Cromwell Opinion.

            In our capacity as such counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

            We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies with any state.

            Based upon such facts, assumptions, and representations, including the facts set forth in the Registration Statement and the Officer's Certificate, and our assumption concerning the accuracy of the Sullivan & Cromwell Opinion, it is our opinion that (i) commencing with the Company's taxable year ending December 31, 1987, the Company has been organized in conformity with the requirements for qualification and taxation as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) its method of operation and its proposed method of operation has enabled it to meet and will enable it to continue to meet, respectively, the requirements for qualification and taxation as a "real estate investment trust" under the Code through the Effective Time (as such term is defined in the Merger Agreement).

            No opinion is expressed as to any matter not discussed herein.

            This opinion is only being rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Officer's Certificate may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a real

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American Health Properties, Inc.
September 24, 1999
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estate investment trust depends upon the Company's continued ability to meet, through actual operating results, asset diversification, distribution levels and diversity of stock ownership, various requirements under the Code. Accordingly, no assurance can be given that the actual results of the Company's operation through the Effective Time will satisfy such requirements.

            This opinion is rendered to you in connection with the filing of the Registration Statement with the Commission and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose without our express written permission. We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm name therein under the caption "Material United States Federal Income Tax Consequences - HCPI's Qualification as a Real Estate Investment Trust - Tax liabilities and attributes inherited from AHP." In providing such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          DAVIS, GRAHAM & STUBBS LLP